Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 10-K for the year ended December 31, 2007 of our report dated March 17, 2008 relating to the financial statements and financial statement schedules of Environmental Power Corporation for the years ended December 31, 2007, 2006 and 2005, and our report dated March 17, 2008 relating to management’s report on the effectiveness of internal control over financial reporting, and to the incorporation by reference of such reports into previously filed registration statements of Environmental Power Corporation on Form S-8 (File No. 333-98559); Form S-8 (File No. 33-70078); Form S-8 (File No. 33-118521); Form S-8 (File No. 333-126439); Form S-8 (File No. 333-128032); Form S-8 (File No. 333-134284); Form S-3 (File No. 333-118491); Form S-3 (File No. 333-121572) and Form S-3 (File No. 333-138999).

/s/ VITALE, CATURANO & Co., Ltd.

Boston, Massachusetts

March 17, 2008